EXHIBIT 99.1

STEPAN SETTLES CLAIMS AND REVISES EARNINGS ESTIMATE

NORTHFIELD, Illinois, January 31, 2007 — Stepan Company (NYSE: SCL) today announced that it has reached a settlement of personal injury claims asserted by 19 plaintiffs relating to a site in Wilmington, Massachusetts, which Stepan sold 26 years ago. Stepan will take a $3.0 million pretax charge ($2.3 million after tax) in its fourth quarter 2006 results. The settlement resolves these claims of injury alleged to have been caused by groundwater contamination prior to the filing of formal litigation and without an admission of liability. Weighing the uncertainties of litigation and the costs of defense, the Company believes this settlement is in the best interest of all the parties. The Company had previously entered into an agreement to toll the statute of limitations for these claims effective March 15, 2006, which will be superseded by final Court approval of the settlement.

In a separate matter related to this same site, the Company is contractually obligated to contribute towards the environmental remediation costs for the Wilmington, Massachusetts site to its current owner. In the current quarter, the Company recorded an additional $0.4 million pre tax ($0.3 million after tax) to cover the revised estimate of the Company’s projected share of future costs. To date, the Company has paid the current owner $1.2 million for the Company’s portion of environmental response costs. At December 31, 2006, the Company has recorded a reserve of $1.1 million for current and future remediation costs at this site.

As a result of the additional fourth quarter charge, the Company is revising its prior earnings forecast to a fourth quarter net loss in the range of $5.5 to $6.5 million compared to a loss of $0.4 million in 2005. The significant items adversely impacting the fourth quarter include:

•	Settlement of personal injury claims described above of $2.3 million after tax.

•	Previously reported employee severance costs related to a European staffing reorganization of $2.0 million after tax.

•	Also previously reported, the prior year fourth quarter included $1.4 million of after tax government incentives received from the Department of Agriculture for increasing production of biodiesel. The Department discontinued this program during 2006 and as a result, the Company will not be receiving any incentives in the fourth quarter. The one-dollar per gallon excise tax credit for producing and blending biodiesel will continue through 2008.

•	The Company will also have $1.3 million of after tax deferred compensation expense in the fourth quarter due to strong stock market appreciation compared to $0.9 million in the same quarter of 2005. The accounting requirement for the Company’s deferred compensation plan results in expense when the price of Stepan Company stock or mutual funds held for the Plan rise and income when they decline.

Full year net income is still expected to be in the range of $6.0 million to $7.0 million compared to $13.2 million in 2005 as a result of better than forecast December operating results and a lower tax provision.

The Company expects to release final 2006 results on February 14, 2007.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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